Exhibit 99.1

54 NEWS
Main Street Banks, Inc.

FOR IMMEDIATE RELEASE

Contact:	Samuel B. Hay III President and Chief Executive Officer Main Street Banks (770) 786-3441

MAIN STREET BANKS REPORTS FIRST QUARTER EARNINGS

ATLANTA, April 20, 2005 – Main Street Banks, Inc. (Nasdaq: MSBK) reported net income of $8.2 million for the three months ended March 31, 2005 compared to $7.6 million in the first quarter of 2004, an increase of 7.9 percent. Diluted earnings per share for the first quarter of 2005 were $0.38 versus $0.38 for the first quarter of 2004. Return on average assets was 1.40 percent for the first quarter of 2005 and return on average shareholder’s equity was 11.7 percent.

First quarter results were impacted by a previously announced non-cash charge of $0.4 million, or $0.02 per share, for the demolition of the Conyers, GA banking center. Main Street has chosen to delay its adoption of FAS 123R, relating to stock option expensing, until 2006. The company had previously disclosed that it would adopt FAS 123R in the first quarter of 2005 and that the adoption would lower annual earnings by approximately $0.6 million, or $0.03 per share, in 2005.

“We are pleased with the performance of Main Street Banks in the first quarter of 2005, despite having lowered our expectations for 2005 earnings growth last month,” said Samuel B. Hay III, chief executive officer. “We grew both sides of our balance sheet at double digit rates over the first quarter of 2004 and foresee continued strong growth in the future. The Atlanta economy remains vibrant and is providing us continued opportunities for growth. While our earnings per share were flat and loan losses and non-performing assets increased in the quarter, we expect continued improvement in all facets of our business this year.”

Strong Loan Growth But Losses and Problem Assets Rise

As of March 31, 2005, Main Street Banks’ loans outstanding were $1.744 billion, reflecting an increase of $233 million, or 15.4 percent, compared to the same period last year. Annualized net charge-offs increased to 0.56 percent of average loans for the first

Main Street Banks Reports First Quarter Earnings

quarter of 2005 from 0.15 percent in the first quarter of 2004. Non-performing assets increased in the first quarter to 0.90 percent from 0.62 percent of assets at the end of the fourth quarter. The allowance for loan losses at March 31, 2005 was $25.0 million and represented 1.43 percent of loans outstanding at the end of the period, compared to $22.2 million and 1.47 percent of loans outstanding at the end of the first quarter of 2004. The reduction in the allowance for loan losses in percentage terms is due primarily to the elimination of specific reserves on previously identified problem loans which were charged off during the quarter.

In the first quarter of 2005, approximately one-half of the company’s net charge-offs and one-third of the increase in non-performing assets were attributable to loans made by a former loan officer of Main Street. This lender also originated the $2.5 million problem loan relationship which the company announced in November 2004 and on which it incurred an impairment charge of $0.06 per diluted share in the fourth quarter of 2004. During the first quarter of 2005, Main Street identified $1,400,000 in other loans in this lender’s portfolio which were ultimately determined to be impaired. The remainder of the increase in non-performing assets is due to several smaller relationships that are generally well-secured by real estate in accordance with bank policy.

Transaction Deposits Show Strong Growth

As of March 31, 2005, Main Street Banks’ total deposits were $1.746 billion, reflecting an increase of $215 million, or 14.0 percent, compared to the same period last year. The company’s deposit mix continued to improve as low cost core deposits grew 20.6 percent compared to March 31, 2004, while reliance on higher cost certificates of deposit was reduced through the company’s emphasis on transaction account growth. Funding costs have risen rapidly in the Atlanta market, however, and promotional rates on money market deposits have negatively impacted Main Street’s net interest margin. Low cost core deposits totaled $958.6 million at March 31, 2005 compared to $794.7 million at March 31, 2004, an increase of $164 million.

Net Interest Margin Declines Slightly

Main Street’s net interest margin was 4.18 percent for the first quarter of 2005, down from 4.23 percent in the previous quarter. The reduction in margin from the fourth quarter of 2004 was the result of cost of funds increasing by six basis points in excess of the increase in earning asset yield. Price competition for deposits in the Atlanta market has recently intensified and relative flatness of the interest rate yield curve has also contributed to margin pressure. Main Street’s taxable equivalent net interest income totaled $21.8 million for the first quarter of 2005, an increase of $1.7 million or 8.5 percent, compared to the first quarter of 2004.

Noninterest Income Up Over Previous Year

Excluding the non-cash charge associated with the demolition and reconstruction of a banking center in Conyers, GA, noninterest income increased 8.0 percent compared to March 31, 2004. The company reported total noninterest income of $7.9 million for the first quarter of 2005, an increase of 1.3 percent over the first quarter of 2004. Solid growth in income from insurance agency commissions and income from SBA lending contributed to this increase. Insurance agency revenue totaled $3.2 million for the first quarter of 2005, an increase of 14.3 percent or $0.4 million compared to the first quarter last year. Income from SBA lending totaled $0.8 million for the first quarter of 2005, an increase of 60% or $0.3 million compared to the first quarter last year.

Efficiency Ratio Improves

Main Street Banks’ efficiency ratio for the first quarter of 2005 was 52.5 percent versus 56.1 percent for the first quarter of 2004. Noninterest expense for the first quarter of 2005 was $15.5 million, a decrease of 0.6 percent compared to noninterest expense in the first quarter of 2004.

“Excluding the costs associated with our core systems conversion in the second quarter of 2004, we have held total expenses constant over the last five quarters,” Hay added. “We are especially proud of this expense stewardship as we continue to grow our balance sheet at double digit rates annually.”

Main Street Banks Reports First Quarter Earnings

Strong Interest in CFO Search

Under the leadership of Korn/Ferry International, Main Street is currently conducting a search for a chief financial officer, a position which became vacant in January 2005. The recruiting effort is focused primarily on large banks in the Southeast and the company is experiencing strong interest in the position. Main Street is hopeful that it will conclude the search in the next few weeks.

About Main Street

Main Street Banks, Inc., a $2.3 billion asset, community-banking organization based in metropolitan Atlanta, provides a broad range of banking, brokerage, insurance, and mortgage products and services through its 23 banking centers located in eighteen of Georgia’s fastest growing communities. Main Street is the largest community banking organization in the Atlanta metropolitan area.

Safe Harbor

Statements made in this press release, other than those containing historical information, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Main Street cautions readers that results and events subject to forward-looking statements could differ materially due to the following factors: possible changes in market, economic and business conditions; the ability of Main Street to integrate acquisitions, attract new customers and to grow its balance sheet; possible changes in monetary and fiscal policies, laws and regulations; the effects of easing of restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of loans; the effects of changing interest rates and other risks and factors identified in the company’s filings with the Securities and Exchange Commission. Main Street Banks, Inc. undertakes no obligation to revise these statements following the date of this press release.

This press release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (“GAAP”). Main Street Banks, Inc.’s management uses these non-GAAP measures in their analysis of the company’s performance. These measures adjust GAAP performance to exclude the effects of the amortization of intangibles in the determination of “cash basis” performance measures. These non-GAAP measures may also exclude other significant gains, losses or expenses that are unusual in nature and not expected to recur. Since these items and their impact on Main Street’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important to a proper understanding of the operating results of Main Street’s core businesses. These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

For additional information about Main Street Banks, Inc.’s financial performance, products and services, please visit our web site at www.mainstreetbank.com.

To hear a live webcast of Main Street Banks, Inc.’s first quarter earnings conference call at 10 a.m. (EDT) today, please visit our web site at www.mainstreetbank.com. Beginning April 21, and for a limited time thereafter, listeners may access archived versions of the presentation via the website or at 1-800-839-0866 (inside US) or 402-220-0662 (outside US).

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